13

                           EXHIBIT 11

                    OXFORD INDUSTRIES, INC.
               COMPUTATION OF PER SHARE EARNINGS
        SIX MONTHS AND QUARTERS ENDED NOVEMBER 28, 1997
                     AND NOVEMBER 29, 1996
                          (UNAUDITED)


                   Six Months Ended               Quarter Ended
             -------------------------       --------------------------
                 November 28,   November 29,   November 28,    November 29,
                     1997           1996           1997           1996
               --------------   ------------   ------------   ----------
 Net Earnings     $13,191,000     $10,074,000  $7,781,000     $6,599,000

   Average Number of Shares
  Outstanding:

  Primary           8,953,429   8,745,029      8,964,559      8,709,136
  Fully diluted     9,018,999   8,747,440      9,028,839      8,709,875
  As reported*      8,826,844   8,741,465      8,845,774      8,707,924

 Net Earnings per Common Share:

  Primary               $1.47       $1.15          $0.87          $0.75
  Fully diluted         $1.46       $1.15          $0.86          $0.75
  As reported*          $1.49       $1.15          $0.88          $0.75

* Common stock equivalents* (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.